Exhibit 2.1

Asset Purchase Agreement

between

Ricebran Technologies

as Seller

and

Stabil Nutrition, LLC,

as Buyer

Dated as of June 23, 2023

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND CONSTRUCTION		1
1.1	Definitions	1
1.2	Rules of Construction	7
ARTICLE II PURCHASE AND SALE AND CLOSING		8
2.1	Purchase and Sale	8
2.2	Excluded Assets	8
2.3	Assumed Liabilities	9
2.4	Purchase Price	9
2.5	Closing	9
2.6	Closing Deliveries by Seller to Buyer	10
2.7	Closing Deliveries by Buyer to Seller	10
2.8	Third Party Consents	10
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER		11
3.1	Organization	11
3.2	Authority	11
3.3	Financial Information	11
3.4	Absence of Changes	11
3.5	No Conflicts; Consents and Approvals	11
3.6	Legal Proceedings	12
3.7	Title to Purchased Assets	12
3.8	Assigned Contracts	12
3.9	Employees	13
3.1	Brokers	13
3.11	Intellectual Property	13
3.12	Environmental Matters	13
3.13	Condition of Purchased Assets	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		14
4.1	Organization	15
4.2	Authority	15
4.3	No Conflicts	15
4.4	Legal Proceedings	15
4.5	Compliance with Laws and Orders	15
4.6	Sufficiency of Funds	15
4.7	Intentionally Omitted.	15
4.8	Brokers	16
4.9	Opportunity for Independent Investigation	16
ARTICLE V COVENANTS		16
5.1	Offers to Business Employees.	16
5.2	Transfer Taxes	18

i

5.3	Asset Taxes.	18
5.4	Allocation.	19
5.5	Cooperation on Tax Matters	19
5.6	Title Insurance	19
5.7	Public Announcements	19
5.8	Further Assurances	20
5.9	Access to Information	20
ARTICLE VI LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION
6.1	Indemnity	20
6.2	Limitations of Liability	21
6.3	Insurance	21
6.4	Indemnification Procedures; Indirect Claims	21
6.5	Waiver of Other Representations	22
6.6	Waiver of Remedies	23
ARTICLE VII MISCELLANEOUS
7.1	Notices	24
7.2	Entire Agreement	25
7.3	Expenses	25
7.4	Waiver	26
7.5	Amendment	26
7.6	No Third Party Beneficiary	26
7.8	Assignment; Binding Effect	26
7.9	Headings	26
7.1	Invalid Provisions	26
7.11	Counterparts	26
7.12	Governing Law; Venue; and Jurisdiction	26
7.13	Attorneys’ Fees	27

ii

Asset Purchase Agreement

This Asset Purchase Agreement dated as of June 23, 2023 (this “Agreement”) is made and entered into by and between RiceBran Technologies, a California corporation (“Seller”), and Stabil Nutrition, LLC, a Missouri limited liability company (“Buyer”).

R E C I T A L S:

Seller desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the assets exclusively related to the Business and to assume all liabilities related thereto that arise or accrue as of and after the Closing Date, in each case on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Allocation” has the meaning given to it in Section 5.4(a).

“Asset Taxes” means ad valorem, property, gross receipts, sales, use, and similar Taxes based upon the acquisition, operation, or ownership of the Purchased Assets or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assigned Contracts” has the meaning given to it in Section 2.1(c).

“Assignment and Bill of Sale” has the meaning given to it in Section 2.6(a).

“Assumed Liabilities” has the meaning given to it in Section 2.3(a).

“Books and Records” has the meaning given to it in Section 2.1(e).

“Business” means, with respect to Seller, the ownership, operation and administration of the Purchased Assets, as applicable, including (a) the production of stabilized ricebran at the West Sacramento Facility, Mermentau Facility and the Lake Charles Facility and (b) the processing of stabilized ricebran into stabilized ricebran derivatives at the Dillon Facility.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employees” has the meaning given to it in Section 3.9.

“Buyer” has the meaning given to it in the preamble to this Agreement.

“Buyer Indemnitee” has the meaning given in Section 6.1.

“Buyer Offer” has the meaning given to it in Section 5.1(a).

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at Law or in equity) or arbitration.

“Closing” means the closing of the transactions contemplated by this Agreement and the other Transaction Documents, as provided for in Section 2.5.

“Closing Date” means the date on which Closing occurs.

“Closing Payment” has the meaning given to it in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Leases” means, collectively, (a) the Lake Charles Leases, pursuant to which Seller leases the Lake Charles Facility, and (b) the West Sacramento Lease, pursuant to which Seller leases the West Sacramento Facility.

“Consents” has the meaning given to it in Section 2.6(d).

“Contract” means any legally binding written contract, lease (including real property leases, operating leases and capital leases for machinery and equipment), license, evidence of indebtedness, letter of credit, security agreement or other written and legally binding arrangement.

“Deeds” has the meaning given to it in Section 2.6(c).

“Dillon Facility” means the real property owned by Seller in fee simple and located at 3512 East Bench Road, Dillon, Montana, as more particularly described in Section 2.1(d) of the Schedules attached hereto, together with all improvements, structures, facilities and fixtures located thereon.

“Employee Benefit Plan” means any “employee benefit plan”, as defined by Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, equity option, equity appreciation right, phantom equity, restricted equity, equity bonus, equity purchase, employee equity ownership, or other equity-based plan, agreement or arrangement, savings, employment, consulting, retention, change in control, severance, termination pay, salary continuation, garden leave, supplemental unemployment, layoff, retirement, pension, profit-sharing, health (whether medical, vision, dental or other), life insurance, disability (long-term or short-term), accident, group or individual insurance, vacation, holiday, sick leave, paid-time off, cafeteria, fringe benefit, perquisite, welfare, and any other compensation or benefit plan, program, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten) which is or has been maintained, sponsored, contributed to or required to be contributed to by the Seller or its Affiliate, for the benefit of any Business Employee or any spouse or beneficiary thereof.

“Employee List” has the meaning given to it in Section 3.9.

“Employment Date” has the meaning given to it in Section 5.1(a).

“Environmental Claims” has the meaning given to it in Section 3.12(a).

“Environmental Laws” has the meaning given to it in Section 3.12(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning given to it in Section 2.2.

“Excluded Records” means all files, records, information and data of Seller or its Affiliates, whether written or electronically stored, that are not identified in Section 2.1(e) below as part of the Purchased Assets and that do not pertain exclusively to the Business and the Purchased Assets, including those concerning this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents, all corporate books and records of Seller and all Income Tax records of Seller. For the avoidance of doubt and notwithstanding anything to the contrary, “Excluded Records” includes (a) Seller’s general corporate books and records, even if containing references to Purchased Assets (including whether or not exclusively related to the Business or the Purchased Assets), (b) books, records and files that cannot be disclosed under the terms of any third party agreement or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under applicable Law, (c) legal records and legal files of Seller, including all information entitled to legal privilege, including attorney work product and attorney-client communications (but excluding title opinions, which shall be included in the Books and Records), (d) any tax information and records to the extent not pertaining to the Purchased Assets or to the extent pertaining to the business of Seller or its Affiliates generally (whether or not pertaining to the Purchased Assets), (e) Seller’s or its Affiliates’ internal audits, studies or assessments, including internal environmental, safety, risk, asset integrity/mechanical integrity audits, assessments, review and studies related to internal reserve or performance assessments, except to the extent the assessments relate solely to the Purchased Assets, (f) records relating to the proposed acquisition or disposition of the Purchased Assets, including proposals received from or made to, and records of negotiations with, Persons which are not a part of Seller, its Affiliates or their Representatives and economic analyses associated therewith, (g) emails, (h) personnel files and employee-related records, and (i) any information relating to any assets or any liabilities that are not transferred to the Buyer hereunder.

“Final Determination” means (a) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final and non-appealable, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under U.S. state or local Law) with the relevant Taxing Authority or other administrative settlement with or final administrative decision by the relevant Taxing Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Buyer and Seller which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Financial Information” has the meaning given to it in Section 3.3.

“Hazardous Materials” has the meaning given to it in Section 3.12(a).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Intellectual Property” means all trademarks, service marks, tradenames, service names, logos, product or service designations, slogans, patents, copyrights, inventions, trade secrets, knowhow, proprietary design or process, internet addresses or domain names (including any registrations or applications for registration or renewal of any of the foregoing).

“IP Assignment Agreement” has the meaning given to it in Section 2.6(b).

“IRS” means the U.S. Internal Revenue Service.

“Lake Charles Facility” means the real property leased by Seller pursuant to the Lake Charles Leases and located at Lake Charles, Parish of Calcasieu, Louisiana, together with all improvements, structures, facilities and fixtures located thereon.

“Lake Charles Leases” means, collectively, (a) the Warehouse Lease dated April 15, 2007, between Farmers’ Rice Milling Company, Inc., as landlord, and Seller, as tenant, and (b) the Amended Ground Lease dated November 1, 2008, between Farmers’ Rice Milling Company, Inc., as landlord, and Seller, as tenant.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any governmental authority.

“Liability” or “Liabilities” means any direct or indirect liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, asserted or unasserted or known or unknown.

“Lien” means any mortgage, pledge, assessment, security interest, lien or other similar property interest or encumbrance.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties and (b) are net of any associated benefits arising in connection with such loss, including any associated Tax benefits. For all purposes in this Agreement the term “Losses” shall not include any Non-Reimbursable Damages.

“Mermentau Facility” means the real property owned by Seller in fee simple and located at 170 South 13th Street, Mermentau, Louisiana, as more particularly described in Section 2.1(d) of the Schedules attached hereto, together with all improvements, structures, facilities and fixtures located thereon.

“Non-Recourse Party” has the meaning given to it in Section 6.6(c).

“Non-Reimbursable Damages” has the meaning given to it in Section 6.6(b).

“Off-Site Facility” has the meaning given to it in Section 3.12(a).

“Owned Real Property” means, collectively, the Mermentau Facility and the Dillon Facility.

“Party” or “Parties” means each of Buyer and Seller.

“Permitted Liens” means: (a) the liens, mortgages or other encumbrances set forth on Section 3.7 of the Schedules; (b) liens for taxes not yet due and payable or which are being contested in good faith; (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of the Business, payment for which is not yet due or which is being contested in good faith; (d) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of the Business; (e) the terms of any Contract, declaration, right of way, easement, lease or deed; (f) with respect to leased real property, Liens affecting a landlord’s interest in property leased to Seller so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other agreement in which the tenant’s interest is recognized and protected), (g) public roads, highways and waterways; (h) Liens created by Buyer or its Affiliates; and (i) liens that do not have a material adverse effect on the Purchased Assets or the Business as taken as a whole.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Paid Deposit” has the meaning given to it in Section 2.4(a).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any governmental authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.4.

“Purchased Assets” has the meaning given to it in Section 2.1.

“Real Property” means, collectively, the Dillon Facility, the Mermentau Facility, the Lake Charles Facility and the West Sacramento Facility.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Release” has the meaning given to it in Section 3.12(a).

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Retained Liabilities” means all Liabilities arising out of or relating to Purchased Assets and the operation of the Business with respect to periods prior to the Closing.

“Schedules” means the disclosure schedules attached to this Agreement.

“Seller” has the meaning given to it in the preamble to this Agreement.

“Seller Benefit Plans” has the meaning given to it in Section 5.1(b).

“Seller Indemnitee” has the meaning given to it in Section 6.1.

“Seller Taxes” means (a) any and all Asset Taxes allocable to Seller pursuant to Section 5.3(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 5.3(b)); and (b) any and all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Purchased Assets.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means (a) any U.S. federal, state or local or non-U.S. taxes imposed by any governmental authority, including any interest, penalty or addition to tax imposed thereto; and (b) any liability in respect of any item described in clause (a) that arises by reason of Contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return).

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be provided to a Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Transaction Documents” means this Agreement, the Assignment and Bill of Sale, the IP Assignment Agreement, the Deeds and Bill of Sale, the and each other agreement, document and instrument required to be executed, or that is executed by mutual agreement of the Parties, in accordance with this Agreement.

“Transfer Taxes” has the meaning given to it in Section 5.2.

“Transferred Employees” has the meaning given to it in Section 5.1(a).

“WARN Act” has the meaning given to it in Section 5.1(a).

“Welfare Benefits” means the benefits provided under an “employee welfare benefit plan” or “welfare plan” within the meaning of Section 3(1) of ERISA.

“West Sacramento Facility” means the real property leased by Seller pursuant to the West Sacramento Lease and located at 820 Riverside Parkway, West Sacramento, California, together with all improvements, structures, facilities and fixtures location thereon.

“West Sacramento Lease” means that certain Air Commercial Real Estate Association Standard Industrial/ Commercial Single-Tenant Lease – NET by and between Jordan K. Smith, Jr., Suzanne E. Smith and Deborah J. Smith, as landlord, and Seller, as tenant, dated September 27, 2017.

1.2    Rules of Construction.

(a)         All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)         If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Unless expressly provided to the contrary, the word “or”, “either” or “any” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any reference to a Contract set forth in this Agreement shall be construed as a reference to such Contract as amended, supplemented or otherwise modified from time to time, in accordance with the provisions thereof and hereof. Terms defined in the singular have the corresponding meaning in the plural and vice versa. Any reference to costs and expenses of a Party that will be the responsibility of the other Party shall be defined as “actual, reasonable, incremental, out of pocket” costs and expenses.

(c)         Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)         Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1    Purchase and Sale . At the Closing, subject to the terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located, which exclusively relate to, or are exclusively used or held for operation of and the use in connection with, the Business (collectively (but excluding any Excluded Assets), the “Purchased Assets”), including the following:

(a)    All of the equipment, vehicles, machinery, containers, and other rolling stock, spare parts, supplies, accessories, raw materials, packaging, works-in-progress and inventory and all other fixed assets owned or leased by Seller as of the Closing exclusively for use in the Business, including as described on Section 2.1(a) of the Schedules;

(b)    All Intellectual Property of Seller exclusively used in the Business and listed on Section 2.1(b) of the Schedules attached hereto;

(c)    All Contracts exclusively related to the Business, including the Contracts and the Company Leases, as well as all operating leases and capital leases for machinery and equipment as listed on Section 2.1(c) of the Schedules attached hereto (the “Assigned Contracts”);

(d)    The Owned Real Property listed on Section 2.1(d) of the Schedules attached hereto; and

(e)    All books and records of Seller exclusively relating to the Business and the Purchased Assets, including customer files, vendor files, correspondence with customers and governmental authorities, promotional materials and other records, information and data exclusively relating to the Business and the Purchased Assets, including all such files, records, data and information stored electronically, in each case, excluding the Excluded Records (collectively, the “Books and Records”).

2.2    Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties (including any Excluded Records) shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Parties acknowledge the Excluded Assets include (a) all cash and cash equivalents of Seller and its subsidiaries (including, for the avoidance of doubt, any bank accounts), (b) all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Income Taxes imposed by any applicable Laws on Seller or its Affiliates, and (ii) Taxes that are Seller Taxes, (c) all accounts receivable of Seller and its subsidiaries as of and with respect to any period prior to the Closing, (d) all assets, rights, interests and properties of each of (i) Golden Ridge Rice Mills, Inc., and (ii) MGI Grain Incorporated, of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including all goodwill related thereto, (e) all insurance policies and any claims and rights thereunder of Seller and its subsidiaries, (f) Excluded Records and (g) any other assets, properties, rights, in the case of this clause (g), set forth on Section 2.2 of the Schedules.

2.3    Assumed Liabilities.

(a)    Except for the Retained Liabilities for which the Seller shall have responsibility to perform and discharge when due and in accordance therewith shall hold Buyer harmless from, from and after Closing, Buyer hereby assumes and agrees to pay, perform and discharge when due any and all Liabilities arising out of or relating to Purchased Assets and the operation of the Business with respect to periods on or after the Closing (collectively, the “Assumed Liabilities”), including the following:

(i)    All trade accounts payable with respect to any period on or after Closing to third parties in connection with the Business as conducted as of and after the Closing;

(ii)    All Liabilities arising under or relating to the Assigned Contracts that arise or accrue under such contracts as of and after the Closing;

(iii)    All Liabilities for (A) Asset Taxes allocable to Buyer pursuant to Section 5.3(b), (B) Transfer Taxes allocable to Buyer pursuant to Section 5.2 and (C) Taxes allocable to Buyer pursuant to Section 5.1;

(iv)    All Liabilities arising out of Buyer or its Affiliate’s employment of the Transferred Employees, including compensation or other similar arrangements (including the employer portion of any employment or payroll Taxes related thereto), but, for the avoidance of doubt, specifically not any Liabilities arising out of Seller’s employment of the Transferred Employees, which shall be Retained Liabilities; and

(v)    All other Liabilities arising out of or relating to the Purchased Assets on or after the Closing.

2.4    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the purchase of the Purchased Assets described in this ARTICLE II is equal to one million eight hundred thousand dollars ($1,800,000), to be paid as follows:

(a)    three hundred and sixty thousand dollars ($360,000) (the “Pre-Paid Deposit”) paid by the Buyer prior to the date of this Agreement, the receipt of which is hereby acknowledged by Seller; plus

(b)     one million four hundred and forty thousand dollars ($1,440,000) (the “Closing Payment”) shall be paid by the Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

2.5    Closing. The closing of the transactions described in this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents at 10:00 A.M. Central time, on the date hereof. All actions listed in Section 2.6 or 2.7 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.6    Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)    an executed counterpart by Seller of an assignment and bill of sale in substantially the form attached hereto as Exhibit A (the “Assignment and Bill of Sale”) relating to the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities;

(b)    an executed counterpart by Seller of an assignment relating to the Intellectual Property described in Section 2.1(b) in substantially the form attached hereto as Exhibit B (the “IP Assignment Agreement”), such assignment for registered trademarks and patents to be suitable for filing with the United States Patent and Trademark Office to effectively assign such trademarks and patents to the Buyer;

(c)    original Special Warranty Deeds substantially in the form attached hereto as Exhibit C-1 and C-2 (the “Deeds”), relating to the conveyance of fee simple title to each of the Owned Real Property; specifically the Mermentau Facility and the Dillon Facility.

(d)    copies of all consents, permits or other approvals (collectively, “Consents”) set forth in Section 2.6(d) of the Schedules;

(e)    an IRS Form W-9, duly executed by Seller; and

(f)    such other customary instruments of transfer or assumption, filings or documents as may be required to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

2.7    Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(a)    a wire transfer of immediately available funds (to such account designated by Seller) in an amount equal to the Closing Payment;

(b)    an executed counterpart of the Assignment and Bill of Sale;

(c)    such other customary instruments of transfer or assumption, filings or documents as may be required to give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including a copy of all resolutions authorizing the transactions contemplated herein, including a certificate of incumbency and an officer’s certificate confirming such resolutions and the authority of the person executing all documents and instruments that are necessary for the consummation of the transactions contemplated hereby.

2.8    Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain any such required Consent(s) promptly following Closing. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Assets in question so that Buyer would not, in effect, acquire the benefit of all such rights, the Seller, for a period of up to two (2) months after Closing, to the maximum extent permitted by Law and such Purchased Asset, shall take such reasonable actions and use commercially reasonable efforts in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and such Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Seller shall bear all costs and expenses relating to obtaining any such required Consent(s) or otherwise complying with this Section 2.8.

ARTICLE III
    REPRESENTATIONS AND WARRANTIES
REGARDING SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement that, except as disclosed in the Schedules:

3.1    Organization. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of California.

3.2    Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and by the other Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3    Financial Information. The Seller has furnished Buyer with the financial information relating to the Business set forth on Section 3.3 of the Schedules (collectively, the “Financial Information”) and the Financial Information is, to the best of Seller’s knowledge, true and correct.

3.4    Absence of Changes. Except as set forth on Section 3.4 of the Schedules, since December 31, 2022, there has not been a material adverse effect with respect to the Business.

3.5    No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents does not:

(a)    violate or result in a breach of the organizational documents of Seller;

(b)    (i) violate or result in a breach of any Law applicable to Seller, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder, (ii) require any consent or approval of any governmental authority under any Law applicable to Seller or the Purchased Assets or (iii) require the consent, notice, waiver or other action by any Person under, or breach, or constitute a default under, or result in the creation of a Lien upon any of the Purchased Assets (other than a Permitted Lien), other than in each case any such consent, notice, waiver or approval which has already been made or obtained, or, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder;

3.6    Legal Proceedings. There is no Proceeding pending or, to Seller’s knowledge, threatened, against Seller, with respect to the Purchased Assets, that would materially impair Seller’s ability to perform its obligations hereunder and under and any other Transaction Documents to which it is a party. Further, except as set forth in Section 3.6 of the Schedules, there are no judgments, orders, writs, injunctions, decrees, indictments or information, grand jury subpoenas or civil investigative demands, or awards against the Seller relating exclusively to the Business or the Purchased Assets that would not reasonably be expected result in a material adverse effect on Seller’s ability to perform its obligations hereunder.

3.7    Title to Purchased Assets.

(a)     Seller has good and marketable title to, a valid leasehold interest in or a valid license or other right to use the Purchased Assets, free and clear of any Liens, except for any Permitted Liens.

(b)    To Seller’s knowledge, there are no current or proposed expropriation or condemnation proceedings with respect to any Real Property. None of the Owned Real Property is subject to any outstanding purchase option, right of first refusal, right of first offer or similar right, other than as set forth herein.

(c)    Seller has not received notice from any governmental authority with jurisdiction over the Owned Real Property that the Owned Real Property is in violation of any applicable law, regulation, rule or order, including, without limitation, Environmental Laws, that has not been complied with or if any such notice is still outstanding, Seller is in the process of complying with the notice.

(d)    There is no service contract, property management agreement or other similar agreement with respect to services provided at the Owned Real Property that will be binding on Buyer after Closing.

(e)    Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code and upon request of Buyer will provide customary documentation certifying such status.

(f)    To the knowledge of Seller, the documents and information provided by Seller to Buyer with respect to the Owned Real Property is complete and contains no material omissions or redactions.

3.8     Assigned Contracts.

(a)    Except as set forth in Section 3.8 of the Schedules, Seller has complied in all material respects with the terms and conditions of the Assigned Contracts applicable to Seller, and to Seller’s knowledge, as at the date hereof, there is not persisting any material breach under the Assigned Contracts by Seller or any other parties to the Assigned Contracts. Seller will have paid all amounts due under any Assigned Contract on or prior to the Closing Date and any amounts due but not paid on or before Closing by Seller shall be a Retained Liability of Seller.

(b)    The Assigned Contracts are valid as of the date hereof and have not been terminated, cancelled, suspended or revoked and to Seller’s knowledge, there are no circumstances that would give rise to any such termination, cancellation, suspension or revocation.

3.9    Employees

. Seller has provided to Buyer a schedule that sets forth as of the date provided to Buyer, each employee of Seller whose employment involves providing services primarily with respect to the Business and who has been made available for potential hire by Buyer or its Affiliate pursuant to Section 5.1 (the “Employee List”). The employees included on the Employee List are referred to herein collectively as the “Business Employees”. No Business Employee is represented by a union or other labor organization with respect to employment by Seller. With respect to the Business, Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices. Except as set forth in Section 3.6 of the Schedules, there is no Proceeding pending or, to Seller’s knowledge, threatened, against Seller, with respect to any of the employees who work in the Business (other than routine claims for employee benefits). With respect to the Business, in the past three years, the Seller has received no written notice of any unfair labor practice charge, labor grievance, wage claim, charge of discrimination under applicable Laws with respect to the Seller pending before the any governmental authority having jurisdiction over labor matters. To Seller’s knowledge, there is no labor strike or other material labor unrest actually pending against the Business. With respect to the Business, to the Seller’s knowledge, in the past three years there have not been any attempts by any labor union or similar representative of employees to organize non-union employees.

3.10    Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which Buyer could become liable or obligated.

3.11    Intellectual Property. Section 3.11 of the Schedules contains a list of all Registered Intellectual Property owned by (or exclusively licensed to) the Seller and used in connection with the Business. To the Seller’s knowledge, all Intellectual Property of Seller exclusively used in the Business and listed on Section 2.1(b) is valid and enforceable, unless noted in Section 3.11 of the Schedules as being canceled, abandoned or expired. The Seller owns or has a valid license to use all Intellectual Property material to the Business. To the Seller’s knowledge, the Seller nor the operation of the Business infringes the Intellectual Property of any third party, and the Seller has not received any written claims that the Seller or the Business is infringing the Intellectual Property of a third party. To the knowledge of the Seller, no third party is infringing any of the Intellectual Property owned by the Seller and used in the Business. The Seller has taken actions reasonably necessary to maintain and protect the Intellectual Property owned by the Seller and used in the Business.

3.12    Environmental Matters.

(a)    Definitions. For purposes of this Section 3.12, the following definitions apply:

(1)         The term “Environmental Claims” means any Claim relating to the Release, or alleged Release, of Hazardous Materials into the environment on or at the real property where the Business has operated, including, without limitation, Claims by any Person for enforcement, mitigation, cleanup, removal, response, remediation or other actions for damages, fines, penalties, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to applicable Environmental Laws.

(2)         The term “Environmental Laws” means all federal and state Laws relating to the protection of environment and natural resources applicable to the Business, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq. as amended; the Comprehensive Environmental Response, Compensation & Liability Act of 1980, 42 U.S.C. § 9601, et seq. as amended; the Clean Water Act, 33 U.S.C. §1251, et seq. as amended; the Clean Air Act, 42 U.S.C. §7401, et seq. as amended; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq. as amended; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136, et seq. as amended.

(3)         The term “Hazardous Materials” means any substance or material that is included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous constituent,” “hazardous material,” “hazardous chemical” or “extremely hazardous substance” pursuant to applicable Environmental Laws.

(4)         The term “Off-Site Facility” means any site or property other than the real property used by, for or in connection with the Business.

(5)         The term “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(b)    Seller’s Premises. Except as disclosed in Section 3.12 of the Schedules, to the Seller’s knowledge, during the Seller’s ownership and operation of the Business, there has been no Release of Hazardous Materials to the real property where the Business is operated (including at the Owned Real Property and any leased property or facility) nor are there any pending Environmental Claims against or relating to the Business as to such Releases.

(c)    Off-Site Facilities. Except as disclosed in Section 3.12 of the Schedules, to Seller’s knowledge: there are no pending Environmental Claims against any Off-Site Facility relating to any transportation, recycling, handling, treatment, storage or disposal of Hazardous Materials used or generated by the Seller or its Affiliates.

3.13    Condition of Purchased Assets. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE PURCHASED ASSETS EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT. ALL IMPLIED WARRANTIES ARE EXPLICITLY DISCLAIMED BY BUYER AND THE PURCHASED ASSETS ARE TRANSFERRED ON AN AS-IS, WHERE-IS, BASIS. WITHOUT LIMITING THE FOREGOING, BUYER ACCEPTS THE PURCHASED ASSETS IN THEIR “AS IS” CONDITION, WITH ALL FAULTS AND DEFECTS, AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, AS TO CONDITION, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement that, except as disclosed in the Schedules:

4.1    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Missouri.

4.2    Authority. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and by the other Transaction Documents to which it is a party. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

4.3    No Conflicts. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby and by the other Transaction Documents does not:

(a)    violate or result in a breach of the organizational documents of Buyer;

(b)    violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)     (i) violate or result in a breach of any Law applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any consent or approval of any governmental authority under any Law applicable to Buyer, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

4.4    Legal Proceedings. There is no Proceeding pending or, to Buyer’s knowledge, threatened, against Buyer, that would materially impair Buyer’s ability to perform its obligations hereunder and under and any other Transaction Documents to which it is a party.

4.5    Compliance with Laws and Orders. Buyer is not in violation of, or in default under, any Law or order applicable to Buyer or its assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

4.6    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to (a) make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement, (b) pay any and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement and (c) satisfy any other payment obligations of Buyer contemplated hereunder or under the other Transaction Documents, including the assumption of the Assumed Liabilities.

4.7    Intentionally Omitted.

4.8    Brokers. Buyer and its Affiliates do not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which Seller or any of its Affiliates could become liable or obligated at or after the Closing.

4.9    Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer and its Affiliates have conducted to their satisfaction an independent investigation and verification of the current condition of the Purchased Assets. In making its decision to execute this Agreement and to purchase the Purchased Assets, Buyer has relied and will rely solely upon the representations and warranties of Seller set forth in ARTICLE III and the Transaction Documents and the results of such independent investigation and verification and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges, on behalf of itself and its Affiliates, that none of Seller, or any of its respective Representatives or Affiliates makes any representations or warranties with respect to (a) any projection, estimate, or budget delivered or made available to Buyer or its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of or with respect to the Business and any Purchased Asset (whether now or with respect to the future of the Business) or (b) any other information or documents made available to Buyer or its Representatives with respect to any assets of Seller, any Purchased Assets, the Business, any Business Employees and/or any Liabilities or operations of Seller or any of its Affiliates, except as expressly set forth in this Agreement. Buyer further acknowledges, on behalf of itself and its Affiliates, that it has not relied on any representation not expressly set forth in this Agreement.

ARTICLE V

COVENANTS

5.1    Offers to Business Employees. As of the Closing, Buyer will have offered or thereafter will offer, employment to certain of the Business Employees of Buyer’s as determined in Buyer’s sole discretion, with such offers being contingent upon the occurrence of the Closing and for employment effective as of the Closing Date or such later date that Buyer and each individual Business Employee agrees to commence employment with Buyer (each a, “Buyer Offer”). On and after the Closing Date, Buyer will provide Seller a list of the Business Employees who accepted and who declined a Buyer Offer. Each Business Employee who accepts a Buyer Offer and reports to work with the Buyer or its Affiliate, as applicable, on or after the Closing Date is referred to herein as a “Transferred Employee”. The date that a Transferred Employee commences employment with Buyer or its Affiliate, which such date may be the Closing Date or a date later than the Closing Date as agreed to by Buyer and the Transferred Employee, is referred to herein as such Transferred Employee’s “Employment Date”. Seller shall terminate the employment of or accept the resignation of, as applicable, all Business Employees on or after the Closing Date, and with respect to Transferred Employees, not later than such individual’s Employment Date (provided that Buyer has timely informed Seller of such Employment Date). Following each Transferred Employee’s Employment Date, Buyer or its Affiliate, as applicable, shall provide such Transferred Employee a base salary or hourly wage, and as applicable, bonus and commission opportunities and employee benefits (including health and welfare benefits and retirement plan participation) as are consistent with Buyer’s employment practices, policies and the Buyer benefit programs and as agreed to by the Transferred Employee. Seller shall be responsible for all Liabilities related to the Business Employees arising out of Seller’s employment of the Business Employees. Buyer shall be responsible for all Liabilities related to the Transferred Employees arising out of Buyer’s or its Affiliate’s employment of the Transferred Employees. Buyer shall assume, and shall indemnify and hold Seller and its Affiliates harmless from, any and all compensation and benefits and all other Losses and Liabilities relating to or arising from services provided by, or the employment of, any Transferred Employee (including the employer portion of any employment or payroll Taxes related thereto) on and after such Transferred Employee’s Employment Date with Buyer. Seller shall be responsible for and shall indemnify and hold Buyer and its Affiliates harmless from, any and all compensation and benefits and all other Losses and Liabilities relating to or arising from services provided by, or the employment of, any Business Employee or Transferred Employee (including the employer portion of any employment or payroll Taxes related thereto) up to and through the time of such Business Employee’s or Transferred Employee’s termination of employment with Seller. The Buyer shall not, and shall cause its Affiliate not to, take any action with respect to the Transferred Employees in the ninety days following the Closing Date that would result in liability for the Seller under the United States Workers Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law relating to plant closings and mass layoffs. Seller shall be responsible for any obligations that arise under the WARN Act or any similar state or local law with respect to Seller’s employment of any Business Employee who does not become a Transferred Employee. Nothing herein express or implied shall confer upon any Business Employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever.

(b)    Effective as of each Transferred Employee’s Employment Date, each Transferred Employee shall cease to participate in and accrue benefits under all Employee Benefit Plans of the Seller and its Affiliates (the “Seller Benefit Plans”) in accordance with the terms and conditions of such Seller Benefit Plans.

(c)    All claims of each Transferred Employee and his or her eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, disability benefits or any other Welfare Benefits that are for or with respect to events incurred before the applicable Employment Date, shall be the sole responsibility of the Seller or its Affiliate, as applicable. Any claims of a Transferred Employee and his or her eligible beneficiaries and dependents for Welfare Benefits for events incurred, or services rendered as an employee of the Buyer or its Affiliate, on or after the applicable Employment Date shall be determined under any applicable Buyer Welfare Plan for which a Transferred Employee is eligible under the terms of such plan. For purposes of the preceding provisions of this Section 5.1(c), a benefit claim shall be considered incurred on the date when the services are rendered or supplies are provided and not when the condition arose or when the course of treatment began.

(d)     Buyer and each Transferred Employee shall agree upon what credit shall be applicable to such Transferred Employee, if any, for purposes of eligibility, vesting and benefit determination under each Employee Benefit Plan of the Buyer and its Affiliates.

(e)     Nothing in this Section 5.1 whether express or implied, shall confer upon any Business Employee (or any of his or her beneficiaries, dependents or alternate payees), or any other employee of any party or any of their Affiliates, any rights or remedies (including, without limitations, any right to employment or continued employment, or any right to any compensation or any benefits for any period of time) of any nature or kind whatsoever, under or by reason of this Section 5.1 or otherwise. Nothing in this Section 5.1 shall be construed as amending or modifying any Seller Benefit Plan or Buyer Benefit Plan.

5.2    Transfer Taxes. To the extent that any sales, purchase, use, transfer, stamp, documentary, registration, filing, recording or similar fees or Taxes or governmental charges (“Transfer Taxes”) are payable by reason of the sale or transfer of the Purchased Assets under this Agreement, such Transfer Taxes shall be borne by the party on which such Transfer Taxes are imposed by Law. The Party who is responsible for such Transfer Taxes hereunder shall indemnify, defend, reimburse and hold harmless the other party against any such Transfer Taxes. Any Tax Return that must be filed with respect to such Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under applicable Law for the filing of such Tax Returns. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

5.3    Asset Taxes.

(a)    Tax Returns for Asset Taxes. Seller will file any Tax Return with respect to Asset Taxes attributable to any Pre-Closing Tax Period and will pay any such Asset Taxes shown as due and owing on such Tax Return. Subject to Buyer’s indemnification rights under ARTICLE VI and Seller’s payment obligation under Section 5.3(b), Buyer will file any Tax Return with respect to Asset Taxes attributable to a Straddle Period that are required to be filed after the Closing and will pay any such Taxes shown as due and owing on such Tax Return. The Parties agree that (A) this Section 5.3(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority and (B) nothing in this Section 5.3(a) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(b)    Allocation of Asset Taxes. Seller shall be allocated and bear all Asset Taxes attributable to (A) any Pre-Closing Tax Period and (B) the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 5.3(c)). Except as otherwise provided herein, Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning after the Closing Date and (y) the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 5.3(c)).

(c)    Tax Proration Methodologies. For purposes of determining the portion of any Taxes that are payable with respect to any Straddle Period:

(i)    Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in Section 5.3(c)(ii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred.

(ii)    In the case of Asset Taxes that are ad valorem, property, or other Asset Taxes imposed on a periodic basis relating to a Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

5.4    Allocation. Section 5.4(a) of the Schedules sets for the allocation of the Purchase Price (and any other items constituting consideration for U.S. federal income tax purposes) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (such allocation, the “Allocation”). Seller and Buyer will use commercially reasonable efforts to update the Allocation in good faith to take into account any subsequent adjustments to the amount of the Purchase Price, including any adjustment pursuant to this Agreement, and any changes to any other items constituting consideration for U.S. federal income tax purposes, in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. Except as otherwise required by applicable Law following a Final Determination, each Party shall, and shall cause each of its Affiliates to, (i) file all Tax Returns consistent with the Allocation (as updated), and (ii) not take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation (as updated); provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and no Party will be required to litigate before any Taxing Authority any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation, as applicable.

5.5    Cooperation on Tax Matters. Each Party shall cooperate fully (and shall cause its Affiliates to cooperate fully), as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any Claim or other Proceeding with respect to Taxes relating to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Claim or other Proceeding and making representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Claim or Proceeding with respect to Taxes relating to the Purchased Assets or the Business or as may otherwise be necessary to enforce the provisions of this Agreement.

5.6    Title Insurance. At Buyer's option, after Closing, Buyer may at its cost and expense acquire title insurance for any of the Owned Real Property. Seller agrees to cooperate with Buyer to obtain such title insurance, including preparing and delivering such standard documents and instruments as may be required by the title insurance company, in form and content reasonably acceptable to Seller, for the issuance of a standard coverage ALTA owner's policy of title insurance for such Owned Real Property.

5.7    Public Announcements. No Party nor any Representative of such Party shall issue or cause the publication of any press release or make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that Seller may disclose this Agreement and the transactions contemplated hereby on a Form 8-K and other filings pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934), or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a Party hereto without violation of this Section 5.7. The Parties that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Seller and Buyer.

5.8    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, no such instruments, materials, information or actions shall increase either Party’s liability, or decrease its rights, under this Agreement.

5.9    Access to Information. After the Closing Date, Buyer shall grant to Seller (or its designee), access at all reasonable times to the Books and Records relating to the Business or the Purchased Assets with respect to periods prior to Closing in Buyer’s or its Affiliates’ possession, and shall afford Seller the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement. Buyer shall either (i) maintain such Books and Records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have Books and Records available with respect to Tax matters), or if any of the Books and Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Books and Records designated by Seller or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted or (ii) at any time in Buyer’s sole discretion provide Seller with a copy of such Books and Records at the expense of Buyer in lieu of maintaining such Books and Records as specified in clause (i). Notwithstanding anything herein to the contrary, in the event of a dispute, the furnishing of, or access to, the Books and Records shall be subject to applicable rules relating to discovery.

ARTICLE VI

LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

6.1    Indemnity. From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates (“Seller Indemnitees”) and their respective Representatives from and against all Losses incurred or suffered by Seller, its Affiliates and their respective Representatives resulting from, relating to or arising out of (i) any breach of any covenant or agreement of Buyer contained in this Agreement or the Transaction Documents and (ii) the Assumed Liabilities. From and after Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (“Buyer Indemnitees”) and their respective Representatives from and against all Losses incurred or suffered by Buyer, its Affiliates and their respective Representatives resulting from, relating to or arising out of (i) any breach of any covenant or agreement of Seller contained in this Agreement or the Transaction Documents and (ii) the Retained Liabilities.

6.2    Limitations of Liability.

(a)    Notwithstanding anything in this Agreement to the contrary, no representation or warranty in this Agreement shall survive the Closing and each such representation and warranty shall terminate at the Closing. None of the covenants and other agreements in this Agreement that by their terms are required to be performed at or prior to the Closing shall survive the Closing and each such covenant and agreement shall terminate at and as of the Closing. Only those covenants and obligations of the Parties that are contemplated to be performed post-Closing (including those set forth in Section 6.1) shall survive the Closing, and then only until fully performed, in each case including, but not limited to, any direct claim between the Parties under this Agreement or any third-party claim.

(b)    In no event shall a Party’s aggregate liability under this Agreement and the Transaction Documents exceed the Purchase Price.

(c)    Each Party shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(d)    The amount of any and all Losses for which either Party or its Affiliates shall be entitled to indemnification pursuant to the provisions of this ARTICLE VI shall be determined net of any amounts actually recovered by such Person pursuant to any indemnification by, or indemnification agreement or arrangement with, third parties or under third party insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder).

6.3    Insurance. Should Buyer elect to acquire insurance for any such Claims, Buyer shall be solely responsible for providing insurance for Claims made with respect to the Purchased Assets and the Assumed Liabilities.

6.4    Indemnification Procedures; Indirect Claims.

(a)    Whenever any Claim shall arise for indemnification hereunder, the applicable Seller Indemnitee or Buyer Indemnitee, as applicable, shall promptly provide written notice of such Claim to the indemnifying Party; provided, however, that an Indemnitee’s failure to provide or delay in providing such written notice will not relieve the indemnifying Party from liability hereunder with respect to such Claim, except to the extent that the indemnifying Party is prejudiced by such failure or delay. The indemnifying Party shall have thirty days from its receipt of the such aforementioned notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the indemnifying Party does not notify the Indemnitee providing notice within such thirty day period that it has cured the Losses or that it disputes the claim for such Losses, the indemnifying Party shall conclusively be deemed to have denied Losses with respect to such matter. If the indemnifying Party does not admit or otherwise does deny its liabilities against a claim for indemnification within the thirty day period set forth in this Section 6.4(a) then the applicable Indemnitee shall diligently and in good faith pursue its rights and remedies under this Agreement with respect to such claim for indemnification.

(b)    From and after the Closing, Buyer on behalf of itself and its Affiliates, hereby unconditionally waives and releases Seller and its Affiliates and their respective Representatives (acting in their capacity as such) from any and all Claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, fixed, contingent or otherwise, or whether due or to become due, and whether known or unknown), costs or expenses with respect to the Assumed Liabilities, whenever arising or occurring, and whether under Contract, statute, common law or otherwise. Seller on behalf of itself and its Affiliates, hereby unconditionally waives and releases Buyer and its Affiliates and their respective Representatives (acting in their capacity as such) from any and all Claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, fixed, contingent or otherwise, or whether due or to become due, and whether known or unknown), costs or expenses with respect to the Retained Liabilities, whenever arising or occurring, and whether under Contract, statute, common law or otherwise.

6.5    Waiver of Other Representations.

(a)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, STATUTORY OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR FREEDOM FROM REDHIBITORY VICES OR DEFECTS, THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY, IN EACH CASE, WITH RESPECT TO ANY PURCHASED ASSETS, THE BUSINESS, OR ANY PART THEREOF, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, ITS AFFILIATES OR THE BUSINESS AND THE PURCHASED ASSETS FURNISHED OR MADE AVAILABLE TO BUYER, OR ANY OF ITS REPRESENTATIVES, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III BUYER EXPRESSLY DISCLAIMS RELIANCE UPON ANY SUCH OTHER REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE III OR ANY LIABILITY OR RESPONSIBILITY THEREFOR. BUYER EXPRESSLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY OTHER PERSON, INCLUDING ANY AFFILIATES OF SELLER, TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY FOUND IN THIS AGREEMENT (I) OF SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS AND (II) NONE OF SELLER NOR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (A) ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO ANY PURCHASED ASSET OR THE BUSINESS OR (B) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF SELLER OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS (INCLUDING THE BUSINESS OR THE PURCHASED ASSETS), THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

(b)    SELLER’S INTERESTS IN THE PURCHASED ASSETS ARE BEING SOLD, TRANSFERRED, CONVEYED AND ASSIGNED TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIMS RELIANCE UPON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED OTHER THAN THOSE SET FORTH IN ARTICLE III OF THIS AGREEMENT, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THE PURCHASED ASSETS, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF ANY OF THE PURCHASED ASSETS OR THE BUSINESS.

(c)    BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III ARE THOSE ONLY OF SELLER AND NOT OF ANY OTHER PERSON INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES. BUYER FURTHER ACKNOWLEDGES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IT HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

6.6    Waiver of Remedies.

(a)    The Parties hereby agree that no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement or the other Transaction Documents (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in ARTICLE VI.

(b)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-Reimbursable Damages”).

(c)    Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the other Transaction Documents or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as Parties in their capacities as such and no Person who is not expressly identified as a Party in its capacity as such, including, without limitation, any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any Party and any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby and by the other Transaction Documents, or in respect of any representations made or alleged to be made in connection herewith. In no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement or the other Transaction Documents against, or seek to recover monetary damages from, any Non-Recourse Party.

(d)    Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Buyer, on behalf of itself, hereby unconditionally waives and releases Seller and its Affiliates and their respective Representatives from any and all Claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), costs or expenses with respect to the Assumed Liabilities, whenever arising or occurring, and whether arising under Contract, statute, common law or otherwise. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Seller, on behalf of itself, hereby unconditionally waives and releases Buyer and its Affiliates and their respective Representatives from any and all Claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), costs or expenses with respect to the Retained Liabilities, whenever arising or occurring, and whether arising under Contract, statute, common law or otherwise.

(e)    Each Party hereby waives any and all rights it has to the equitable remedy of rescission.

ARTICLE VII

MISCELLANEOUS

7.1    Notices.

(a)      Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic mail or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

(b)      If to Buyer, to:

Stabil Nutrition, LLC

9909 Clayton Rd, STE LL8

St. Louis, MO 63124

Attention: Dallas Anthony

Telephone: 314-378-6214
Email: danthony@stabinutrition.com

With a copy to:

Warren B. Grayson, Ltd

Attorney at Law

1013 N. Kaspar Ave.

Arlington Heights, Illinois 60004

Telephone: 847-340-6379
Email: wbgrayson@aol.com

If to Seller, to:

RiceBran Technologies

25420 Kuykendahl Road, Suite B300

Tomball, Texas 77375

Attention: William Keneally

Telephone: (917) 754-1115

Email: wkeneally@ricebrantech.com

With a copy to:

Vinson & Elkins, L.L.P.

Francisco Morales Barrón

Telephone: (212) 237-0256

Email: fmorales@velaw.com

(c)    Notice given by personal delivery, mail or overnight courier pursuant to this Section 7.1 shall be effective upon physical receipt. Notice given by electronic mail pursuant to this Section 7.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day. Each Party may change the address by which proper notice shall be given pursuant to this Section 7.1 by providing notice to the other Party in accordance with this Section 7.1.

7.2    Entire Agreement. This Agreement supersedes all prior discussions, representations and warranties, and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates hereto with respect to the subject matter hereof.

7.3    Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Documents, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby.

7.4     Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

7.5    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Seller and Buyer.

7.6    No Third Party Beneficiary. Except for the provisions of Sections 6.4, 6.5 and 6.6 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

7.8    Assignment; Binding Effect. Seller may assign any of its rights and obligations hereunder to an Affiliate. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 7.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

7.9    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.10    Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and by the other Transaction Documents are fulfilled to the extent possible.

7.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

7.12    Governing Law; Venue; and Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b)    Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, in connection with any such action, suit or proceeding brought in connection with the rights and obligations of the Parties pursuant to this Agreement, and agrees that any such action, suit or proceeding may be brought in such court. Each Party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the Party at the address set forth in Section 7.1.

(c)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.13    Attorneys’ Fees. If either Party shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

RICEBRAN TECHNOLOGIES

By:
Name:	William J. Keneally
Title:	Interim Chief Financial Officer and
Secretary

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT

BUYER:

STABIL NUTRITION, LLC

By:
Name:	Dallas Anthony
Title:	Chief Executive Officer

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT

EXHIBIT A

FORM OF ASSIGNMENT AND BILL OF SALE

GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of June 23, 2023, is entered into by and between RiceBran Technologies, a California corporation (“Seller”), and Stabil Nutrition, LLC, a Missouri limited liability company (“Buyer”). Capitalized terms used but not defined herein shall have the meanings specified in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of June 23, 2023 (the “Purchase Agreement”), pursuant to which Seller has agreed to grant, sell, transfer, convey, assign and deliver unto Buyer, and Buyer has agreed to pay for and accept from Seller, the Purchased Assets;

WHEREAS, as consideration for the conveyance of the Purchased Assets to Buyer, Buyer has paid the Purchase Price to Seller; and

WHEREAS, Seller desires to deliver to Buyer such instruments of grant, sale, transfer, conveyance, assignment and delivery as shall be effective to grant, sell, transfer, convey, assign and delivery to Buyer the Purchased Assets.

NOW, THEREFORE, for and in consideration of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are expressly confessed and acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

AGREEMENTS:

1.    Sale and Assignment.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller hereby grants, sells, transfers, conveys, assigns and delivers unto Buyer and its successors and assigns, free and clear of all Liens (except Permitted Liens), all of Seller’s right, title and interest in, to and under all of the Purchased Assets (other than the Excluded Assets); TO HAVE AND TO HOLD such Purchased Assets, together with all rights, privileges and appurtenances thereto, unto Buyer and its successors and assigns forever.

Buyer hereby accepts from Seller the Purchased Assets (other than the Excluded Assets) effective as of 12:01 a.m., Central Time on June 23, 2023 (the “Effective Date”).

EXHIBIT A TO

ASSET PURCHASE AGREEMENT

2.    Assumption of Liabilities. Buyer hereby assumes all of the Assumed Liabilities with respect to the Purchased Assets transferred and assigned herein, from and after the Effective Date, subject to terms and conditions of the Purchase Agreement. Buyer does not assume and shall have no liability whatsoever with respect to, and Seller retains and will discharge and be responsible for all of the Retained Liabilities and any other obligation or Liability other than the Assumed Liabilities with respect to the Purchased Assets transferred and assigned herein, whether known or unknown, disclosed or undisclosed, matured or unmatured, contingent or otherwise.

3.    Transfer of Title. Seller hereby appoints and constitutes Buyer as attorney-in-fact for Seller for the sole and limited purpose of completing the transfer of title of any of the Purchased Assets to Buyer as contemplated hereby and by the other Transaction Documents.

4.    Purchase Agreement. This Agreement is subject in all respects to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference. This Agreement is given to further evidence (and give immediate effect to) the transfers and assignments contemplated by the Purchase Agreement and the other Transaction Documents upon the terms and conditions specified therein. Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, reduce, enlarge or affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations, of Seller or Buyer. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement will govern.

5.    General Provisions. Seller agrees, upon the request of Buyer, and Buyer agrees, upon the request of Seller, to execute, acknowledge and deliver such further conveyances, notices, assignments, releases and acceptances and such other instruments and to take all and every such further action as may be reasonably necessary or appropriate to obtain any necessary consents or further convey to Buyer or its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted, bargained, sold, conveyed, assigned, transferred and delivered, or otherwise vested in Buyer pursuant to this Agreement or intended so to be.

[Signatures appear on the following page]

EXHIBIT A TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, Seller and Buyer have duly executed and delivered this Agreement to be effective as of the Effective Date.

BUYER:

STABIL NUTRITION, LLC

By:
Name:	Dallas Anthony
Title:	Chief Executive Officer

EXHIBIT A TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, Seller and Buyer have duly executed and delivered this Agreement to be effective as of the Effective Date.

SELLER:

RICEBRAN TECHNOLOGIES

By:
Name:	William J. Keneally
Title:	Interim Chief Financial Officer and Secretary

EXHIBIT A TO

ASSET PURCHASE AGREEMENT

EXHIBIT B

FORM OF IP ASSIGNMENT AGREEMENT

IP ASSIGNMENT AGREEMENT

This IP ASSIGNMENT AGREEMENT (this “Assignment”) is made, executed and dated as of this 23rd day of June, 2023, by RICEBRAN TECHNOLOGIES, a California corporation whose address is 25420 Kuykendahl Road, Suite B300, Tomball, Texas 77375 (“Assignor”), and STABIL NUTRITION, LLC, a Missouri limited liability company whose address is 9909 Clayton Rd, STE LL8, St. Louis, MO 63124 (“Assignee”), in connection with that certain Asset Purchase Agreement dated as of June 23, 2023 (the “Purchase Agreement”), by and between Assignee and Assignor. Terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement.

The Assignor is the owner of certain Intellectual Property (as defined in the Purchase Agreement). Pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee all right, title and interest in and to certain Intellectual Property (as set forth in the Purchase Agreement), including the Intellectual Property set forth in the attached Exhibit B-1, and the Assignee has agreed to acquire all right, title and interest in and to such Intellectual Property.

In consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Assignment. Subject to the Purchase Agreement, Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee, all of Assignor’s right, title, and interest in and to the Intellectual Property set forth in Exhibit B-1 hereto. Assignee hereby accepts the assignment of such Intellectual Property.

2.         Further Assurances. Each of the parties hereto covenants and agrees to execute and deliver, at the reasonable request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment.

3.         Terms of the Purchase Agreement. This Assignment, together with the Purchase Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, in connection with any such action, suit or proceeding brought in connection with the rights and obligations of the Parties pursuant to this Agreement, and agrees that any such action, suit or proceeding may be brought in such court. Each Party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the Party at the address set forth above.

EXHIBIT B TO

ASSET PURCHASE AGREEMENT

5.         Miscellaneous Provisions.

(a)         This Assignment may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties herein.

(b)         This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(c)         This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page to follow.]

2

IN WITNESS WHEREOF, this Assignment has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

ASSIGNOR:

RICEBRAN TECHNOLOGIES

By:
Name:	William J. Keneally
Title:	Interim Chief Financial Officer and Secretary

SIGNATURE PAGE TO

IP ASSIGNMENT AGREEMENT

ASSIGNEE:

STABIL NUTRITION, LLC

By:
Name:	Dallas Anthony
Title:	Chief Executive Officer

SIGNATURE PAGE TO

IP ASSIGNMENT AGREEMENT

Exhibit B-1

Active Registered Trademarks:

Trademark	Registration Number	Registration Date	Jurisdiction	Owner
1. Ribran	4820516	September 29, 2015	US	RiceBran Technologies
2. Nutrition by Nature	4266719	January 1, 2013	US	RiceBran Technologies
3. Proryza	4683405	February 10, 2015	US	RiceBran Technologies
4. Ribalance	3581499	February 24, 2009	US	RiceBran Technologies
5. Risolubles	2461604	June 19, 2001	US	RiceBran Technologies

Canceled, Abandoned, or Expired US Patents:

Patent No.	Title
6,902,739	Methods for Treating Joint Inflammation, Pain, and Loss of Mobility
5,512,287	Production of Beta-Glucan and Beta-Glucan Product
5,985,344	Process for Obtaining Micronutrient Enriched Rice Bran Oil
6,126,943	A Method for Treating Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
6,303,586	A Method for Treating Diabetes, Hyperglycemia and Hypoglycemia
6,350,473	Method for Treating Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
6,558,714	Method for Treating Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
6,733,799	Method for Treating Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis

Canceled, Abandoned, or Expired Foreign Patents:

Application/ Patent No.	Title
Canada 2,305,665	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Canada 2,454,658	Methods for Treating Joint Inflammation, Pain and Loss of Mobility
India 221444	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
India 233702	Method for Treating Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
Mexico 232655	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Mexico 286309	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
China ZL 98810675.2	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Singapore 71377	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Korea 0583211	A Method for Treating Diabetes, Hyperglycemia and Hypoglycemia
Australia 751704	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
New Zealand 503648	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Australia 2002315558	Methods for Treating Joint Inflammation, Pain and Loss of Mobility
Europe: UK 1011702; France 1011702; Germany 69842477.8	Supportive Therapy for Diabetes, Hyperglycemia and Hypoglycemia
Europe: UK 141966; EU 141966	Methods for Treating Joint Inflammation, Pain and Loss of Mobility
Hong Kong (Europe) 1065943	Methods for Treating Joint Inflammation, Pain and Loss of Mobility

EXHIBIT B-1 TO

IP ASSIGNMENT AGREEMENT

EXHIBIT C-1 FORM OF LOUISIANA DEED

PREPARED BY:

Vinson & Elkins LLP

1114 Avenue of the Americas

32nd Floor

New York, New York 10036

Attention: Tyler Hokanson

WHEN RECORDED, RETURN TO:

Stabil Nutrition LLC

9909 Clayton Rd, STE LL8

St. Louis, MO 63124

Attention: Dallas Anthony

SPECIAL WARRANTY DEED

STATE OF LOUISIANA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
PARISH OF ACADIA	§

RICEBRAN TECHNOLOGIES, a California corporation (formerly known as NutraCea Corporation) (“Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto STABIL NUTRITION LLC, a Missouri limited liability company (“Grantee”), the tract or parcel of land in Acadia Parish, Louisiana, described in Exhibit A and all buildings and improvements located thereon, together with all of Grantor’s rights, titles, and interests appurtenant thereto including, without limitation, Grantor’s interest, if any, in any and all easements, rights of ingress and egress, tenements, adjacent streets, roads, alleys, rights of way and any adjacent strips and gores (such land, improvements and interests are hereinafter collectively referred to as the “Property”).

This Special Warranty Deed and the conveyance hereinabove set forth are executed by Grantor and accepted by Grantee subject to all easements, restrictions, reservations and covenants now of record in the real property records of the county in which the Property is located and further subject to all matters that a current, accurate ALTA survey of the Property would show (collectively, the “Permitted Exceptions”). In addition, this conveyance is subject to a continuing right of first refusal in favor of Supreme Rice, LLC (f/k/a Louisiana Rice Mill, L.L.C.) on the terms set forth in Section 4 of the Deed, Mineral Reservation, Grant of Servitudes, Right of First Refusal, and Option to Purchase from Louisiana Rice Mill, L.L.C. to Nutracea Corporation, effective as of September 16, 2006 and recorded on September 15, 2006, at COBE 62, Page 615 of the Acadia Parish official records.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof or interest therein by, through, or under Grantor but not otherwise, subject to the Permitted Exceptions.

[Signature page to follow.]

1

EXECUTED to be effective as of the _____ day of ___________, 2023.

WITNESSES: Witness Name: ________________ Witness Name: ________________

RICEBRAN TECHNOLOGIES, a California

corporation

By:

Name: William J. Keneally

Title: Interim Chief Financial Officer and Secretary

Grantor’s mailing address is:

25420 Kuykendahl Road

Suite B300

Tomball, Texas 77375

Attention: William J. Keneally

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on __________, 2023, by William J. Keneally as Interim Chief Financial Officer and Secretary of RiceBran Technologies, a California corporation, on behalf of said corporation.

(Signature of notarial officer)
[Affix seal/stamp as close to signature as
possible]

Signature Page

Special Warranty Deed

EXHIBIT A

Description of the Property

EXHIBIT C-2

FORM OF MONTANA DEED

Recording Requested By

And When Recorded Mail to:

Stabil Nutrition LLC

9909 Clayton Rd, STE LL8

St. Louis, MO 63124

Attention: Dallas Anthony

SPECIAL WARRANTY DEED

This SPECIAL WARRANTY DEED is made this ____ day of _____, 2023 by and between RICEBRAN TECHNOLOGIES, a California corporation (“Grantor”), with a mailing address of 25420 Kuykendahl Rd, Suite B300, Tomball, Texas 77375 and STABIL NUTRITION, LLC, a Missouri limited liability company (“Grantee”), whose address is 9909 Clayton Rd, STE LL8, St. Louis, MO 63124.

Grantor, for and in consideration of the sum of Ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Grantee, its successors and assigns forever, all of Grantor’s right, title and interest in and to the real property located in Beaverhead County, State of Montana, further described on Exhibit A attached hereto and incorporated herein by this reference (collectively, the “Land”);

TOGETHER WITH all and singular the hereditaments and appurtenances thereunto belonging or in any wise appertaining, and all of the estate, rights, privileges and immunities, title, interest, claim and demand whatsoever of Grantor in and to the Land, including without limitation all buildings, structures, fixtures, and improvements, equipment, and all easements, rights-of-way, and other real property rights appurtenant to any of the foregoing (collectively with the Land, the “Property”).

Except for the special warranty of title resulting from the grant herein, Grantor has not made and does not hereby make any other express representation or warranty, either written or oral, relating to the Grantor or the Property, or any other matter.

This conveyance is subject to all easements, restrictions, reservations, leases, and all other matters of record, or which could be ascertained by a survey or inspection of the Property or inquiry of parties in possession of the Property.

TO HAVE AND TO HOLD the Property, together with all and singular the rights, members, and appurtenances thereof to the same belonging or in anywise appertaining to the use, benefit, and behalf of the Grantee, its successors and assigns forever in fee simple.

[Signature page follows]

1

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on the date set forth above.

RICEBRAN TECHNOLOGIES, a California
corporation

By:
Title:	William J. Keneally
Date:	Interim Chief Financial Officer and Secretary

ACKNOWLEDGEMENT

STATE OF TEXAS	)
) ss.
COUNTY OF HARRIS	)

This instrument was acknowledged before me on __________, 2023, by William J. Keneally as Interim Chief Financial Officer and Secretary of RiceBran Technologies, a California corporation, on behalf of said corporation.

(Signature of notarial officer)
[Affix seal/stamp as close to signature as possible]

Signature Page

Special Warranty Deed

EXHIBIT A
TO
SPECIAL WARRANTY DEED

Land

Parcel NC, Certificate of Survey No. 1510BA, filed for record on January 29, 2008, at 3:00 o’clock p.m. under Recorder’s Reception No. 266901, and being a tract of land located in the SE1/4 SE1/4 of Section 9 and in the N1/2 NE1/4 of Section 16, Township 6 South, Range 7 West, P.M.M, Beaverhead County, Montana.